Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal Third Quarter 2022 Financial Results

•	Record Electric and Hybrid Vehicle Application Sales
•	$21 Million in Share Buybacks
•	Over $100 Million in New Program Awards

Chicago, IL – March 3, 2022 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the third quarter of fiscal 2022 ended January 29, 2022.

Fiscal Third Quarter 2022 Highlights

•	Net sales were $291.6 million
•	Electric and hybrid vehicle applications were a record 19 percent of net sales
•

Net income was $29.4 million, or $0.78 per diluted share, and included $2.7 million of restructuring costs, or $0.07 per diluted share, and discrete tax benefits of $2.2 million, or $0.06 per diluted share

•	Company purchased 460,161 shares of its common stock for $21.3 million
•	Company was awarded new programs with expected annual sales of over $100 million with approximately 70% of the expected sales in electric and hybrid vehicle applications

Consolidated Fiscal Third Quarter 2022 Financial Results

Methode's net sales were $291.6 million, which included $8.6 million of premium freight cost recovery and an unfavorable foreign currency impact of $2.0 million, down 1.3% compared to $295.3 million in the same quarter of fiscal 2021. Excluding the premium freight cost recovery and foreign currency impacts, net sales were down 3.5% compared to the same quarter of fiscal 2021. The decrease was due to lower sales volumes in the Automotive segment mainly due to demand weakness in Europe, partially offset by higher sales volumes in the Industrial segment driven in part by strength in power and lighting products.

Income from operations was $29.8 million or 10.2% of net sales, compared to $35.4 million or 12.0% of net sales in the same quarter of fiscal 2021. The decrease was primarily due to the lower sales and to higher restructuring costs of $3.1 million, which compared to $0.7 million in the same quarter of fiscal 2021. The decrease was partially offset by $2.9 million of premium freight cost recovery.

Other income was $4.4 million, compared to $2.4 million in the same quarter of fiscal 2021. The increase was primarily due to international government grants and lower net foreign exchange losses.

Income tax expense was $4.1 million, compared to $4.6 million in the same quarter of fiscal 2021. The effective tax rate was 12.2%, compared to 12.6% in the same quarter of fiscal 2021. The tax rate in fiscal 2022 benefitted from discrete tax benefits of $2.2 million mainly from the reversal of valuation allowances related to certain loss carryforwards. The tax rate in the same quarter of fiscal 2021 benefitted $1.7 million mainly from additional foreign tax credits.

Net income was $29.4 million or $0.78 per diluted share, compared to $31.9 million or $0.83 per diluted share in the same quarter of fiscal 2021.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $47.9 million, compared to $51.3 million in the same quarter of fiscal 2021.

Debt was $215.6 million at the end of the quarter, compared to $240.1 million at the end of fiscal 2021. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $62.5 million, compared to $6.9 million at the end of fiscal 2021. The increase in net debt was primarily driven by the use of cash to fund the share buyback program.

Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $11.8 million, compared to $82.2 million in the same quarter of fiscal 2021. The decrease was mainly due to investment in working capital including inventory to support sales and supply chain mitigation efforts.

On March 31, 2021, the Board of Directors authorized the purchase of up to $100.0 million of Methode common stock. The company purchased and retired 460,161 shares of stock for $21.3 million in the quarter. As of January 29, 2022, a total of 1,593,139 shares have been purchased under the authorization at a total cost of $71.2 million.

Segment Fiscal Third Quarter 2022 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2021,

•

Net sales were $195.4 million, down $15.1 million or 7.2% from $210.5 million. The decrease was mainly due to lower sales volumes in Europe resulting from reduced OEM demand due to semiconductor shortages. The segment net sales in the quarter were positively impacted by $2.0 million of premium freight cost recovery, partially offset by $1.6 million from foreign currency translation.

•

Income from operations was $24.5 million, down $5.1 million or 17.2% from $29.6 million primarily due to lower sales volumes and slightly higher selling and administrative expense, partially offset by $2.0 million of premium freight cost recovery. Income from operations was 12.5% of net sales, down from 14.1%.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2021,

•

Net sales were $80.0 million, up $13.5 million or 20.3% from $66.5 million. All product categories had higher sales including electric vehicle busbars, commercial vehicle lighting, and radio remote controls. The segment net sales in the quarter were positively impacted by $6.6 million of premium freight cost recovery, partially offset by $0.4 million from foreign currency translation.

•

Income from operations was $17.7 million, up $0.8 million or 4.7% from $16.9 million primarily due to higher sales volumes. The increase was negatively impacted by restructuring costs of $3.1 million, partially offset by $0.9 million of premium freight cost recovery. Income from operations was 22.1% of net sales, down from 25.4%.

Comparing the Interface segment's quarter to the same quarter of fiscal 2021,

•	Net sales were $15.2 million, down $2.4 million or 13.6% from $17.6 million primarily due to lower sales in appliance applications, which were negatively impacted by the semiconductor shortages.
•	Income from operations was $2.1 million, down $1.1 million or 34.4% from $3.2 million. Income from operations was 13.8% of net sales, down from 18.2%.

Comparing the Medical segment's quarter to the same quarter of fiscal 2021,

•	Net sales were $1.0 million, up from $0.7 million.
•	Loss from operations was $1.6 million, compared to a loss of $1.0 million mainly due to higher material costs from expediting components due to shortages.

Fiscal 2022 Full Year Guidance

For the fiscal year 2022, the company increased its expectation for net sales to be in the range of $1,160 to $1,170 million, up from the previous range of $1,140 to $1,160 million. The increase is mainly driven by the premium freight cost recovery in the second half of the fiscal year. This cost recovery is a pass-through to customers and does not impact earnings per share for the full year. Diluted earnings per share was narrowed to a range of $3.05 to $3.15 from the previous range of $3.00 to $3.20.

The guidance is subject to disruption due to a variety of factors including the impact from the COVID-19 pandemic, the ongoing semiconductor shortages, other supply chain disruptions, and both short and long-term supply chain rationalization and restructuring efforts.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Despite the significant demand headwind in auto, particularly in Europe, and the ongoing supply chain challenges, our mitigation efforts in the quarter helped to deliver solid sales, which were driven by a strong performance in our Industrial segment and yet another record for EV application sales."

Mr. Duda added, "Even more encouraging was our strong award bookings of over $100 million, which were mostly driven by EV programs. In addition, we continued to execute on our balanced capital allocation strategy with over $21 million in shares purchased in the quarter."

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses certain non-GAAP financial measures, such as EBITDA, Net Debt, and Free Cash Flow. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Management believes EBITDA is useful to investors as it is a measure that is commonly used by other companies in our industry and provides a comparison for investors to the company’s performance versus its competitors. Management believes Net Debt is a meaningful measure to investors because management assesses the company’s leverage position after considering available cash that could be used to repay outstanding debt. Management believes Free Cash Flow is a meaningful measure to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain the company’s asset base and which are expected to generate future cash flows from operations. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CST.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through March 17, 2022, by dialing 877-481-4010 and providing passcode 44597. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Impact from pandemics, such as the COVID-19 pandemic; 2) Dependence on the automotive and commercial vehicle industries; 3) Dependence on our supply chain, including semiconductor suppliers; 4) Dependence on a small number of large customers, including two large automotive customers; 5) Dependence on the availability and price of materials; 6) Failure to attract and retain qualified personnel; 7) Timing, quality and cost of new program launches; 8) Risks related to conducting global operations; 9) Ability to compete effectively; 10) Investment in programs prior to the recognition of revenue; 11) Ability to withstand pricing pressures, including price reductions; 12) Impact from production delays or cancelled orders; 13) Ability to successfully benefit from acquisitions and divestitures; 14) Ability to withstand business interruptions; 15) Breaches to our information technology systems; 16) Ability to keep pace with rapid technological changes; 17) Ability to protect our intellectual property; 18) Costs associated with environmental, health and safety regulations; 19) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 20) Impact from climate change and related regulations; 21) Ability to avoid design or manufacturing defects; 22) Recognition of goodwill and long-lived asset impairment charges; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Currency fluctuations; 25) Income tax rate fluctuations; 26) Judgments related to accounting for tax positions; 27) Adjustments to compensation expense for performance-based awards; 28) Timing and magnitude of costs associated with restructuring activities; and 29) Impact to interest expense from the replacement or modification of LIBOR.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except per-share data)

	Three Months Ended		Nine Months Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$291.6	$295.3	$874.9	$787.0

Cost of products sold	222.5	222.7	664.9	588.5

Gross profit	69.1	72.6	210.0	198.5

Selling and administrative expenses	34.5	32.4	98.5	89.8
Amortization of intangibles	4.8	4.8	14.4	14.5

Income from operations	29.8	35.4	97.1	94.2

Interest expense, net	0.7	1.3	2.9	4.3
Other income, net	(4.4)	(2.4)	(7.1)	(8.4)

Income before income taxes	33.5	36.5	101.3	98.3

Income tax expense	4.1	4.6	15.3	7.1

Net income	$29.4	$31.9	$86.0	$91.2

Basic and diluted income per share:
Basic	$0.80	$0.84	$2.30	$2.40
Diluted	$0.78	$0.83	$2.26	$2.39

Cash dividends per share	$0.14	$0.11	$0.42	$0.33

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	January 29, 2022	May 1, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$153.1	$233.2
Accounts receivable, net	285.2	282.5
Inventories	167.0	124.2
Income taxes receivable	14.2	11.5
Prepaid expenses and other current assets	20.9	22.6
Total current assets	640.4	674.0
Long-term assets:
Property, plant and equipment, net	200.6	204.0
Goodwill	234.0	235.6
Other intangible assets, net	213.3	229.4
Operating lease right-of-use assets, net	18.0	22.3
Deferred tax assets	38.8	41.2
Pre-production costs	28.7	25.0
Other long-term assets	37.5	35.5
Total long-term assets	770.9	793.0
Total assets	$1,411.3	$1,467.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$115.9	$122.9
Accrued employee liabilities	26.6	33.5
Other accrued liabilities	24.7	25.0
Short-term operating lease liabilities	6.1	6.1
Short-term debt	13.2	14.9
Income tax payable	17.2	20.3
Total current liabilities	203.7	222.7
Long-term liabilities:
Long-term debt	202.4	225.2
Long-term operating lease liabilities	12.9	17.5
Long-term income taxes payable	22.1	24.8
Other long-term liabilities	16.4	20.5
Deferred tax liabilities	37.4	38.3
Total long-term liabilities	291.2	326.3
Total liabilities	494.9	549.0
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,276,968 shares and 39,644,913 shares issued as of January 29, 2022 and May 1, 2021, respectively	19.2	19.8
Additional paid-in capital	166.4	157.6
Accumulated other comprehensive (loss) income	(10.6)	6.1
Treasury stock, 1,346,624 shares as of January 29, 2022 and May 1, 2021	(11.5)	(11.5)
Retained earnings	752.9	746.0
Total shareholders' equity	916.4	918.0
Total liabilities and shareholders' equity	$1,411.3	$1,467.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Nine Months Ended
	January 29, 2022	January 30, 2021
Operating activities:
Net income	$86.0	$91.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.6	38.2
Stock-based compensation expense	9.2	4.3
Change in cash surrender value of life insurance	(0.3)	(1.4)
Amortization of debt issuance costs	0.5	0.5
Gain on sale of property, plant and equipment	(0.4)	—
Impairment of long-lived assets	3.1	0.6
Change in deferred income taxes	(0.5)	(5.9)
Other	0.3	1.0
Changes in operating assets and liabilities:
Accounts receivable	(7.6)	(77.1)
Inventories	(45.1)	11.8
Prepaid expenses and other assets	(9.3)	21.3
Accounts payable	(2.1)	43.5
Other liabilities	(16.6)	15.8
Net cash provided by operating activities	56.8	143.8

Investing activities:
Purchases of property, plant and equipment	(29.6)	(20.1)
Sale of property, plant and equipment	0.6	0.1
Net cash used in investing activities	(29.0)	(20.0)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.3)	(3.9)
Repayments of finance leases	(0.5)	(0.4)
Proceeds from exercise of stock options	0.5	0.1
Purchases of common stock	(63.9)	—
Cash dividends	(15.4)	(13.2)
Proceeds from borrowings	—	1.5
Repayments of borrowings	(24.2)	(111.9)
Net cash used in financing activities	(103.8)	(127.8)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(4.1)	5.4
(Decrease) increase in cash and cash equivalents	(80.1)	1.4
Cash and cash equivalents at beginning of the period	233.2	217.3
Cash and cash equivalents at end of the period	$153.1	$218.7

Supplemental cash flow information:
Cash paid during the period for:
Interest	$2.7	$4.3
Income taxes, net of refunds	$25.6	$9.6
Operating lease obligations	$6.6	$6.7

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
EBITDA:
Net income	$29.4	$31.9	$86.0	$91.2
Income tax expense	4.1	4.6	15.3	7.1
Interest expense, net	0.7	1.3	2.9	4.3
Amortization of intangibles	4.8	4.8	14.4	14.5
Depreciation	8.9	8.7	25.2	23.7
EBITDA	$47.9	$51.3	$143.8	$140.8

	Three Months Ended		Nine Months Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Free Cash Flow:
Net cash provided by operating activities	$20.1	$87.1	$56.8	$143.8
Purchases of property, plant and equipment	(8.3)	(4.9)	(29.6)	(20.1)
Free cash flow	$11.8	$82.2	$27.2	$123.7

	January 29, 2022	May 1, 2021
Net Debt:
Short-term debt	$13.2	$14.9
Long-term debt	202.4	225.2
Total debt	215.6	240.1
Less: cash and cash equivalents	(153.1)	(233.2)
Net debt	$62.5	$6.9